Exhibit 10.21

2008 Restricted Stock Unit Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose	To encourage retention of key managers so as to support the execution of business strategies and achieve future goals.
Restricted Stock Units

Restricted Stock Units valued on the same basis as Brunswick Corporation common stock where one unit equals one share.  Dividend equivalents will be reinvested in additional restricted stock units.  There are no voting rights attached to restricted stock units.

Vesting

Restricted stock units will vest the earlier of:

▪ Three years from date of grant, subject to continued employment,
▪ On a Change in Control (as defined in the Plan), however, for those meeting the Rule of 70 (i.e., age and years of service equals 70 or more), the definition of Change in Control shall have the meaning ascribed to such term under Code Section 409A and applicable regulations issued thereunder; provided, however, in no event shall an acquisition of assets under Treasury Regulation 1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of all or substantially all of the Company’s assets, or,
▪ On death or termination due to long-term disability.

Termination of Employment

Forfeiture of restricted stock units in the event employment terminates prior to vesting, except one-third will be distributed if termination occurs at least one year after grant date and two-thirds will be distributed if termination occurs at least two years after grant date if age and years of service equals 70 or more (the rule of 70 does not apply for grants made to residents of the European Union).

Timing of Distribution	Distributions will occur as soon as practical after the vesting date.
Tax Withholding	Tax withholding liability (to meet required FICA, federal, state, and local withholding) must be paid via share reduction upon distribution.
Form of Distribution

Shares will be deposited to your existing Dividend Reinvestment Plan account or, if one is not currently on record, deposited into a newly created account.  Stock certificates will be issued on request.

Additional Terms and Conditions

Grants are subject to the terms of the Plan.  To the extent any provision herein conflicts with the Plan, the Plan shall govern.  The Human Resources and Compensation Committee of the Board administers the Plan.  The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate.  Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

The Plan may be amended, suspended or terminated at any time.  The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment.  Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.